                              DISTRIBUTORSHIP AGREEMENT


    This Agreement (the "Agreement"), dated and effective as of October 23, 1995 by and between Imagyn Medical, Inc. ("IMI"), a corporation duly organized and existing under the laws of the State of California and having its principal place of business at 27651 LaPaz Road, Laguna Niguel, CA 92656, and United States Surgical Corporation ("USSC"), a corporation duly organized and existing under the laws of the State of Delaware and having its principal place of business at 150 Glover Avenue, Norwalk, Connecticut 06856.

    WHEREAS, IMI develops, manufactures and markets certain laparoscopic products included in its MicroLap-TM- Endoscopy System; and

    WHEREAS, USSC develops, manufactures and markets other laparoscopic surgical devices and products for open surgical procedures; and

    WHEREAS, USSC desires to purchase IMI Products from IMI for resale within the Territory, as such term is defined below; and

    NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

    ARTICLE 1 - DEFINITIONS

    1.1 For purposes of this Agreement, the definitions set forth below shall be applicable.

    "Act" shall mean the United States Food, Drug and Cosmetic Act of 1938, as amended to date and during the term of this Agreement, including, without limitation the Medical Device Amendments of 1976.

    "Affiliate" of a Party (defined below) to this Agreement shall mean any corporation, partnership or other entity which, directly or indirectly, controls, is controlled by, or is under common control with such party. "Control" shall mean the legal power to direct or cause the direction of the general management or partners of such entity whether through the ownership of voting securities or by contract, but only for so long as such ownership or control exist.

    "Confidential Information" shall mean, unless specified in writing to the contrary, any proprietary information or material regarding the business or affairs of USSC or IMI including, without limitation, know-how, research, development, customer lists and marketing information; provided, however, that "Confidential Information" shall not include information that (i) can be demonstrated to have been in the public domain or publicly known prior to the date of disclosure by the disclosing Party; or (ii) that can be demonstrated from written records, to have been in the receiving party's possession from another source not under an obligation of secrecy to the disclosing Party prior to disclosure by the disclosing Party; or (iii) that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the receiving Party; or (iv) that can be demonstrated by written records to have been independently developed by the receiving Party without the use of the disclosing Party's Confidential Information.

    "FDA" shall mean the United States Department of Health and Human Services, Food and Drug Administration, or any successor agency.

    "FDA Clearance" shall mean approval or clearance to market the IMI Products by the FDA, under the Act.

    "Fixed Purchase Price Period" shall mean the period from commencement of
the term of this Agreement and continuing until [                              *
*                                                     ].

    "IMI Product" or "IMI Products" shall mean the IMI Products described in the Specifications (defined below), 2mm electrosurgery products (as and when the same are offered for sale by IMI) and, subject to the provisions of this Agreement, all IMI Product Improvements (defined below), unless otherwise expressly stated herein. In the event that IMI desires to have USSC distribute other IMI products that are neither products as set forth on EXHIBIT B nor IMI Product Improvements, IMI shall so advise USSC and, to the extent IMI and USSC so agree, such products shall be added to this Agreement as IMI Products.

    "IMI Product Improvements" shall mean any adaptation, improvement, redesign or modification of an IMI Product and any product developed, manufactured, licensed, marketed and/or sold by IMI as an alternative to an IMI Product until the sooner of (i) termination of this Agreement or (ii) solely with respect to an IMI Improvement to IMI's MicroLap-TM- Laparoscope, the introduction for
general sale by USSC of a rigid laparoscope of between [     *


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*     ] in diameter that is substantially similar to IMI's MicroLap-TM-
Laparoscope.

    "Know-How" shall mean any and all secret or confidential information, trade secrets, specifications, test results, analyses, data, inventions, methods, processes, formulae, compositions, designs, techniques, applications, ideas or concepts, whether or not reduced to practice relating, directly or indirectly, to a IMI Product, including, without limitation, technology that is or could be the subject matter of a foreign or domestic patent or patent application, whether or not reduced to writing in a patent application.

    "Party" shall mean IMI or USSC, individually. "Parties" shall mean both IMI and USSC.

    "Patents" or "Patent Rights" shall mean any and all world-wide patents and patent applications, trademarks and trademark applications and copyrights relating to the IMI Products presently or hereafter owned by IMI and/or in which IMI has obtained any right, title or interest including, without limitation the patent, patent applications, trademarks, and trademark applications set forth on EXHIBIT A attached hereto.

    "Sales Representatives" shall mean the 12 entities set forth on EXHIBIT D attached hereto under the caption "Sales Representatives."

    "Specifications" shall mean the specifications of the IMI Products set forth in EXHIBIT B attached hereto (including any documents or other materials referred to therein but not otherwise actually provided in EXHIBIT B) or as such specifications may be modified by the mutual written consent of the Parties.

    "Subsidiary" shall mean any corporation, partnership or other entity fifty percent (50%) or more of the outstanding shares of any class of stock, general partnership interests, or other equity of which is owned by a Party.

    "Territory" shall mean the countries identified on EXHIBIT E attached hereto.

    "Trademarks" shall mean all trademarks used by IMI on IMI Products that it sells prior to or during the term of the Agreement in the U.S.A.

    "USSC Products" shall mean any and all products developed, manufactured, licensed, marketed and/or sold by USSC, other than IMI Products and IMI Product Improvements.

    "Warranty" shall mean the warranty on the IMI Products set forth in EXHIBIT C attached hereto.


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    ARTICLE 2 - PAYMENT AND APPOINTMENT

    2.1 (a) Subject to the terms an conditions of this Agreement, as total consideration for the appointment and grant of rights to USSC pursuant to
Section 2.1(b) below USSC shall pay to IMI (i) [                       *
*                           ], upon execution and delivery of this Agreement,
and (ii) an additional sum of [                   *                  ], if and
when IMI terminates the exclusive rights of Sales Representatives whose exclusive territory within the U.S.A., together with other area within the U.S.A. that are not covered by exclusive rights granted to Sales Representatives, constitute at least 50% of the total U.S.A. population, and delivers to USSC the full releases described below ("Releases") from such Sales
Representatives, (iii) an additional [                   *                  ] if
and when IMI terminates additional Sales Representatives whose territory, when combined with the territories and areas included in the preceding clause (ii), constitute 90% of the total U.S.A. population, and IMI delivers to USSC Releases
from such Sales Representatives, and (iv) an additional sum of [        *     ]
if and when, by March 31, 1996, the exclusive rights of all remaining Sales Representatives are terminated and IMI delivers their Releases to USSC. In any event, IMI shall terminate the exclusive rights of at least seven Sales Representatives, and deliver to USSC their Releases by January 1, 1996, and shall terminate the exclusive rights of all other Sales Representatives, and deliver to USSC their Releases, by March 31, 1996. As used herein, "Releases" shall mean full releases, satisfactory to USSC and signed by the Sales Representatives, confirming the termination of their exclusive rights to sell IMI Products and releasing USSC from any and all liability relating thereto. In the event that all Sales Representative's exclusive rights are not terminated, and their Releases received by USSC by March 31, 1996, then not further payment pursuant to this Section 2.1 shall be due from USSC to IMI and, without limiting its rights and remedies with respect to such breach, USSC may attempt to secure agreement of the remaining Sales Representatives to termination of their exclusive rights. In the event USSC elects to do so, IMI shall provide to USSC all assistance as USSC may reasonably request.

         (b) Subject to Sections 2.1(c) and 2.1(d), for the term of this Agreement, IMI hereby appoints USSC as its exclusive distributor throughout the Territory for the marketing and sale of IMI Products, alone or together with USSC


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

Products. In connection with such appointment, IMI hereby grants to USSC a royalty free, paid-up license under the patents in the Territory to distribute and/or sell the IMI Products and, at USSC's option, to use any or all of the Trademarks on or with the package in which USSC resells IMI Products within any area of the Territory, other than the U.S.A., or in connection with the promotion of such resales. All references in the Agreement to rights and obligations of USSC with respect to the IMI Products shall also be deemed to include Subsidiaries, Affiliates, and permitted assigns of USSC.

         (c) Without limiting the provisions of Section 2.1(a), IMI, entirely at its own expense, shall use its best efforts to terminate as soon as possible,
(i) and, in any event shall terminate by the dates specified in Section 2.1(a) above, any and all exclusive rights granted by it prior to or as of the date hereof to the Sales Representatives, and (ii) in any case by May 1, 1996, all agreements with any other third-parties to the extent such agreements grant exclusive or non-exclusive rights to sell IMI Products in the Territory, and letters commencing termination notice periods with respect to all such agreements with third parties, other than Sales Representatives, shall be delivered to such third parties within 10 days of execution of this Agreement, and copies forwarded to USSC. The foregoing shall not limit IMI from entering into non-exclusive agreements with the Sales Representatives or with any other non-manufacturing, similar-sized, local distributor for sale of IMI Products within the U.S.A., provided that the total number of such Sales Representatives and distributors, together, does not exceed 15 at any time. IMI represents and warrants that EXHIBIT D contains a complete list of the existing Sales Representatives and other third parties with agreements of the foregoing type, and that such agreements with third parties, other than Sales Representatives, are subject to termination, in accordance with their terms, without cause upon the minimum notice periods specified in EXHIBIT D. IMI covenants not to enter into such agreements with any other third party, or to extend, renew or make any new grant of exclusive rights to a Sales Representative, at any item during the term of this Agreement, if such agreement would be contrary to the appointment made to USSC pursuant to Section 2.1(b) above or to any other term or condition contained in this Agreement. IMI shall notify USSC in writing immediately as and when a Sales Representative's exclusive rights, or a third-party's agreement, is terminated, and immediately provide USSC with Releases signed by all Sales Representatives and


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

full releases, satisfactory to USSC and signed by all third parties whose rights or agreements, as the case may be, have been terminated.

         (d) Notwithstanding Section 2.1(b) above, IMI shall retain the right, co-exclusive with USSC, to market and sell IMI Products under the Trademarks in the U.S.A. with IMI's own sales force, through the Sales Representatives, and, subject to limitations set out in Section 2.1(c), other local distributors. With respect to IMI Products that it manufacturers, IMI shall retain the right and shall have the obligation to maintain, directly with its own employees, an expert capability to service or repair, at IMI's principal facility, such IMI Products.

    ARTICLE 3 - PRICES, ORDERS, PAYMENTS, FORECASTS AND CAPACITY

    3.1 IMI shall manufacture or have manufactured and deliver to USSC all IMI Products ordered by USSC during the term of this Agreement in accordance with the provisions of this Agreement, the Specifications and USSC's instructions concerning labels, inserts and serialization of instruments.

    3.2 The total purchase price, F.O.B. North Haven or Norwalk, Connecticut, which USSC shall pay IMI for each IMI Product (including any IMI Product which includes or is an IMI Product Improvement, and including all packaging labels and inserts, and serialization of instruments as USSC may specify) purchased by USSC pursuant to this Agreement during the Fixed Purchase Price Period shall be fixed at the IMI Products applicable price as specified in EXHIBIT F attached
hereto.  [                                                               *

                                        *


* ] In no event shall IMI increase the purchase price charged by it to USSC for IMI Products manufactured by IMI in any calendar year during the term of this Agreement by
[                                                                          *
*                                                                          *
* ] For each IMI Product or IMI Product Improvement, other than serialization, USSC shall not require markings that vary based upon the number of countries in which such product is marketed. The packaging and label of such


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IMI Products and IMI Product Improvements may differ, to the extent deemed by
USSC to be necessary or desirable to comply with regulatory or language requirements in the countries in which each of the IMI Products or IMI Product Improvements are marketed. Except to the extent that an IMI Product Improvement replaces the IMI Product which it improves, each product that first becomes an IMI Product or IMI Product Improvement during the term of this Agreement shall have a purchase price as agreed upon by IMI and USSC at the time such product first becomes an IMI Product or IMI Product Improvement. Any IMI Product Improvement which replaces an IMI Product shall be treated, for purposes of IMI's purchase price to USSC, as having the same price that applies to such IMI Product. At the time of any price change or addition of an IMI Product or IMI Product Improvement, a new EXHIBIT F shall be circulated which shall set forth the new price, new IMI Product or IMI Product Improvement, as the case may be. In all cases, the prices to USSC set forth on EXHIBIT F shall not include sales taxes, which, to the extent applicable to IMI's sale of an IMI Product or IMI Product Improvement to USSC, shall be paid by USSC. Any and all duties, excise taxes, duties and transportation costs are also excluded from the foregoing prices, and shall be paid by the Parties on the basis of the F.O.B. North Haven or Norwalk, Connecticut (except any additional freight expended for overnight or comparable express delivery requested by USSC shall be borne by USSC and other sales terms contained elsewhere in this Agreement.

    3.3 No later than the first day of each calendar month during the term of this Agreement, USSC shall provide to IMI a forecast for purchases by USSC of
IMI Products [                  *               ] (each forecast, a "Rolling
Forecast").  The first [    *   ] of each forecast shall evidence a binding
obligation of USSC to purchase the IMI Products in the quantities forecast for those [ * ] and a binding obligation of IMI to manufacture or have manufactured and sell such IMI Products to USSC during those [ * ]. The balance of each forecast shall be non-binding; provided, however, that (i) for the first year of this Agreement (a) USSC shall submit binding purchase orders for at least [*] of the quantity of each IMI Product or IMI Product Improvement set forth in each such rolling forecast for months [ * ] through [*] thereof, and (b) IMI shall not be obligated to accept USSC purchase orders or quantities of any IMI Products or IMI Product in excess of [*] of the quantity of each IMI Product or IMI Product Improvement set froth in each such rolling forecast for months [ * ] and [*], and [*] for months [*] and [*] thereof; and (ii) for each succeeding year of this Agreement (a) USSC shall submit binding purchase


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orders for at least [*] of the quantity of each IMI Product or IMI Product
Improvement set forth in each such rolling forecast for months [ * ] and [*] and [*] for months five and six thereof, and (b) IMI shall not be obligated to accept USSC purchase orders for quantities of any IMI Products or IMI Product in excess of [*] of the quantity of each IMI Product of IMI Product Improvement set forth in each such rolling forecast for months [ * ] and [*], and [*] for months [*] and [*] thereof. The initial forecast shall be delivered within 10 days of execution of this Agreement and shall not become binding and effective at any time prior to January 1, 1996.

    3.4 Purchase of IMI Products by USSC shall be made pursuant to written purchase orders issued by USSC to IMI from time to time during the term of this Agreement ("Purchase Orders") and, provided a Purchase Order is in accordance with the terms hereof (including, without limitation, the parameters set forth in Section 3.3), it shall be acknowledged and accepted promptly in writing by IMI. Purchase Orders shall identify the quantities of IMI Products covered, the shipping schedule, and include instructions, destination and packaging requirements and such other terms of sale not covered by this Agreement as may be agreed to in writing by the Parties. Insofar as the terms and conditions of such Purchase Orders are contrary to or of this Agreement, including the Exhibits hereto, the terms and conditions of this Agreement and Exhibits hereto shall control.

    3.5  The purchase price for IMI Products purchased pursuant to USSC's
written Purchase Order shall be paid by USSC to IMI within [      *      ] days
from the date USSC receives the IMI Product and a compete invoice related thereto, unless USSC rejects the IMI Product in accordance with this Agreement. The invoice date may coincide with but shall not be earlier than the date of USSC's actual receipt of the F.O.B. destination shipment to USSC.

    3.6 The provisions of this Article 3, as they relate to Purchase Orders submitted by USSC to IMI prior to termination of this Agreement, shall survive termination of this Agreement.

    ARTICLE 4 - DELIVERY, ACCEPTANCE, RETURNS AND SERVICE

    4.1 Prior to accepting a shipment of the IMI Product, USSC shall have the opportunity to inspect same. If all or part of an IMI Product shipment fails to meet the Specifications or the requirements set forth in the relevant Purchase Orders,


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USSC shall have the right to reject the IMI Products failing to so conform
("Rejected Products"). Without limiting IMI's warranty obligations or USSC's right to revoke acceptance in accordance with applicable commercial law, any IMI
Product not properly rejected within [    *    ] days after receipt of that IMI
Product by USSC shall be deemed accepted. For purposes hereof, an IMI Product shall be deemed received by USSC on the date it reaches USSC's warehouse to which such IMI Product was designated for shipment on USSC's applicable purchase order. Rejected Products shall be returned to IMI, F.O.B. USSC's Norwalk Connecticut, North Haven Connecticut, or other USSC facilities, as appropriate, but freight and insurance to Imagyn's principal facility shall be prepaid by USSC. IMI shall credit USSC's account for the full amount of any purchase price, freight and insurance charges which USSC may have paid with respect to such Rejected Products. Any rejection of Products by USSC shall not relieve IMI of any of its obligations hereunder, or be deemed to have satisfied in any way, in whole or in part, IMI's obligation as set forth in this Agreement to sell IMI Products to USSC. Any rejection of IMI Products by USSC shall not act as a waiver of, or otherwise affect, USSC's rights and remedies including, without limit, any rights and remedies arising from IMI's breach of this Agreement due to failure to supply IMI Product meeting all Specifications and requirements set forth in the related Purchase Orders or to meet agreed upon delivery schedules.

    4.2 The parties acknowledge, covenant and agree that (a) all IMI Products delivered by IMI under this Agreement shall be subject to, and each of USSC's customers shall have all of the rights and benefits of and under, the Warranty;
(b) USSC may, but under no circumstances shall be obligated to, service, repair or replace IMI Products; and (c) IMI shall cause its own employees to provide service, repair and replacement services under the Warranty directly, or, at USSC's option, through USSC, to customers of all IMI Products sold by USSC in the Territory. Should IMI fail to render such service, repairs or replacements promptly and efficiently during the Warranty period, USSC may provide such service, repairs and replacements to its customers, and, in such event, IMI shall reimburse USSC, within 30 days of USSC's invoice therefore, for USSC's associated costs.

    4.3 [

                                         *

          ]



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    4.4  The provisions of this Article 4 shall survive termination of this
Agreement.

    ARTICLE 5 - CERTAIN RESPONSIBILITIES OF USSC

    5.1 USSC shall be responsible for all marketing decisions with respect to the IMI Products purchased by it pursuant to this Agreement including, without limitation, decisions regarding the packaging, advertising, promotion and distribution of the IMI Products purchased hereunder. All decisions relating to matters in USSC's area of responsibility including matters of pricing by USSC and terms of sale, shall be solely within the discretion of USSC.

    5.2 USSC shall have the right to promote and sell the IMI Product under trademarks selected by USSC, which trademarks shall be and shall remain the property of USSC, or under trademarks licensed by IMI or any third party to USSC. Except as set forth in this Agreement, nothing herein shall be deemed to give either Party, either during the term of this Agreement or thereafter, any right to any trademarks, copyrights or patents of the other Party or to their use.

    5.3 USSC shall be responsible for compliance with all present and future statutes, laws, ordinances and regulations of U.S. federal, state and local governments relating to the advertising, promotion, sale or other distribution of the IMI Products by USSC. Notwithstanding the foregoing, USSC shall not be responsible for FDA Clearances or other compliance matters relating to good manufacturing practices, defect notifications, and any registration requirements (including registration as a device manufacturer or producer) which may be imposed on a manufacturer of the IMI Products in accordance with the provisions of the Act, all regulations promulgated thereunder, and all other applicable laws and regulations in effect within the Territory, all of which shall be the responsibility of IMI.

    5.4 USSC shall provide IMI with a copy of any reported adverse experience involving the Product purchased or sold by USSC in compliance with FDA regulations after USSC receives the report of such occurrence. Any death, serious injury, potential for occurrence of the same, or change in the frequency or occurrence in field experiences required to be reported by IMI to the FDA and relating to an IMI Product sold by USSC shall be reported to IMI by USSC in a manner and time which will enable IMI to comply with applicable regulations in a timely manner.


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

    5.5 In any country, within the Territory, where USSC has a subsidiary, and, if, as and when it desires, elsewhere within the Territory, to the extent the same is not the responsibility of IMI pursuant to Article 6 below, USSC shall seek permission, and make filings with, such governmental bodies and agencies within the Territory as USSC deems necessary to allow it to resell IMI Products within the Territory. IMI shall provide all cooperation to USSC as it may reasonably request in connection therewith, including but not limited to providing such technical and test information and copies of submissions made by IMI to FDA or other regulatory bodies. USSC will assume and be solely responsible for all costs associated with the foregoing permissions USSC seeks and filings it makes, and shall reimburse IMI its out-of-pocket costs, other than attorney' or other consultant's fees and expenses, associated with cooperation requested by USSC in connection therewith. Notwithstanding the result of USSC's efforts to procure the foregoing permission or make the foregoing filings, IMI shall have responsibility to secure a "CE" mark for the IMI Products, as specified in more detail in Section 6.4. USSC shall provide IMI with copies of all materials and correspondence submitted by USSC to and/or received by USSC from regulatory authorities in any country in the Territory specifically regarding IMI Products or IMI Product Improvements. Such copies shall be provided within 10 days after the time a submission is made or materials or correspondence is received, as the case may be in or from Norwalk or North Haven, Connecticut. [


                                        *


                           ]

    5.6 The provisions of Section 5.4 shall survive termination of this Agreement.

    5.7 USSC shall not, during the term of this Agreement, market, sell or distribute IMI Products or IMI Product Improvements outside the Territory.

    5.8 USSC agrees and acknowledges that the purchase by USSC of IMI Products hereunder and the sale of such IMI Products by IMI conveys no right or license under the Patents to manufacture the IMI Products, and that (except as set forth in Section 6.9), IMI has granted no rights to USSC to manufacture or have manufactured any IMI Product.


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    ARTICLE 6 - CERTAIN RESPONSIBILITIES OF IMI

    6.1 IMI shall permit, or cause USSC to be permitted, to inspect production, labeling, shipping, packaging, quality control and sterilizing facilities as well as all records relating to the manufacture of IMI Products to allow USSC to verify IMI's compliance with its obligations under this Agreement. [


                                        *


                                                         ]

    6.2 IMI shall label the Product, packages and shipping containers for the Product sold to USSC in accordance with the Specifications and the Purchase Orders, and shall cause all third parties which label same to comply with the foregoing.

    6.3 In addition to complying with its obligations set forth in the second sentence of Section 5.3, IMI shall comply, and shall cause all third parties which manufacture or assemble the IMI Product to comply, with all present and future statues, laws, ordinances, and regulations relating to the manufacture, assembly and supply of the IMI Product, including, without limitation, those enforced or promulgated by the FDA (E.G., compliance with good manufacturing practices), defect notifications and any other registration requirements which may be imposed on the manufacturing, assembly or supply of medical devices.

    6.4 IMI shall use its best efforts to secure as quickly as possible, but, in any case, by December 31, 1997, and thereafter shall maintain throughout the Territory, a "CE" mark which will allow USSC to import and market IMI Products throughout the European Economic Area. IMI will assume and be solely responsible for all costs associated with procurement of the CE mark and shall reimburse USSC its out-of-pocket costs, other than attorneys and other consultants fees and expenses, associated with cooperation requested by IMI in connection with regulatory interaction. IMI shall keep USSC fully informed on a reasonably current basis of the status of IMI's efforts to secure the CE mark.

    6.5  [
                                                                             *


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*











                                        *












                                                          ]

    6.6 IMI shall fulfill its obligations to USSC's customers under the Warranty in accordance with Section 4.2.

    6.7 IMI shall provide USSC with a copy of any reported adverse experience involving the IMI Products purchased or sold by IMI or third parties to which IMI has granted any distribution or sales rights promptly after such occurrence. Any death, serious injury, potential for occurrence of the same, or change in the frequency or occurrence in field experiences required to be reported by USSC to the FDA shall be reported to USSC by IMI in a manner and time which will enable USSC to comply with applicable regulations in a timely manner.

    6.8 IMI represents, warrants and covenants to USSC that (i) the performance by IMI of its obligations under this Agreement will not result in a violation or breach of, and not conflict with or constitute a default under, its


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Certificate of Incorporation or other incorporation documents, corporate bylaws or any contract, commitment, agreement or other obligation to which IMI or any of its Subsidiaries and Affiliates is a party or by which any of them is bound; and (ii) there is no claim, demand, action, suit, proceeding or investigation pending or currently threatened against it or any of its Subsidiaries or affiliates involving or relating to the IMI Products or Know-How or which, if adversely determined, would restrict or limit IMI's right to enter into this Agreement, transfer the rights or carry out its obligations under this Agreement; and (iii) it has or will have at the time of sale or transfer of IMI Products to USSC, good and marketable title and the right to sell, assign and transfer the IMI Products to be sold and the rights to be transferred or licensed hereunder, free and clear of all liens, mortgages, pledges, conditional sales agreements, restrictions on transfer or other encumbrances or charges.

    6.9 IMI covenants and agrees to have, directly or through a third party manufacturer, sufficient equipment and facilities to provide manufacturing capacity for Purchase Orders it accepts and agrees to use reasonable commercial efforts to meet Purchase Orders. Without limiting the foregoing, IMI agrees to give first priority to USSC in the actual production of IMI Products for USSC and IMI's other customers. At IMI's expense for all resulting out-of-pocket expenses incurred by USSC, USSC shall consult with and assist IMI as IMI may reasonably request in connection with any technical difficulty IMI encounters in its process for manufacturing IMI'S MicroLap-TM- laparoscopes for USSC in quantities ordered by USSC. In any case, however, if, for any two calendar quarters occurring during any single calendar year occurring during the term of this Agreement, IMI is unwilling, unable or for any other reason fails to manufacture and supply to USSC IMI Products pursuant to the Specifications and in quantities of at least [*] of the quantities for IMI Products set forth in USSC Purchase Orders which IMI is obligated to accept under this Agreement (even if due to one or more Force Majeure Events (defined below)) (each, a "Capacity Event") then, in such event, USSC shall have the right to require IMI on written notice to (i) immediately disclose the identities, addresses and telephone numbers of manufacturers of IMI Products that USSC does not manufacture and cooperate with USSC in its negotiations with such manufacturers for sale of such products directly from the manufacturer to USSC, and cooperate with USSC in its procurement of any regulatory approvals or clearances necessary for USSC to receive such products pursuant to requirements of the Act, (ii) for all IMI Products IMI does manufacture, other than the MicroLap-TM- laparoscope, (a) immediately transfer to


[*] Confidential Treatment Requested

USSC IMI's FDA regulatory approvals or clearances or, if such approvals or clearances as are needed for USSC to manufacture or have manufactures for it the foregoing IMI Products may be secured within 60 days by USSC directly, cooperate fully with USSC in its procurement of the same, (b) immediately provide to USSC the information necessary to manufacture or have a third party manufacture IMI Products, and (c) grant to USSC a license and right to manufacture IMI Products, during the remaining term of this Agreement, for USSC's sales in the Territory under the Patents or Know-How, and (iii) for the MicroLap-TM- laparoscope, transfer to a third-party manufacturer selected by USSC and reasonably satisfactory to IMI the manufacturing Know-How needed to manufacture the same, and grant to such manufacturer a license and right to manufacture such laparoscopes for sale to USSC. Such manufacturer shall be automatically deemed satisfactory to IMI if it fails to object and specify in writing reasonable bases for such objection within 5 days following identification of such manufacturer by USSC. IMI shall provide assistance to USSC in effecting the aforesaid transfer provided USSC shall pay to IMI the out-of-pocket costs of such transfer. In order to effect the aforesaid transfer promptly if and when a Capacity Event shall occur, IMI hereby grants USSC access to Know-How during the term of this Agreement and, immediately following any such Capacity vent, shall name USSC as a manufacturer of the IMI Products for FDA regulatory approvals.

    6.10 IMI shall provide to USSC technical literature and personnel to conduct an initial technical training of USSC personnel at USSC's Norwalk, Connecticut facility on such date as USSC may reasonably request. The cost of making such personnel available, including travel and other expenses, shall be born by IMI. Additional training shall be provided by IMI as and to the extent as the Parties may agree.

    6.11 IMI shall institute and fund any recall, field corrective action, or the like in circumstances relating to a IMI Product defect or failure which requires such action as determined by the FDA, any other regulatory agency or IMI or as otherwise may be required pursuant to applicable laws, rules or regulations. In such circumstances, the actual retrieval of the IMI Products sold by USSC will be undertaken by USSC. Both parties will maintain adequate records concerning traceability of IMI Products. In the event of any recall of IMI Products conducted for safety or efficacy reasons which are the result of the failure of the Product to (i) conform in all respects to Specifications; or
(ii) be free from defects, IMI shall accept IMI Products for replacement at its sole cost and expense.

    6.12 USSC shall have the right, upon reasonable notice and during business hours to inspect IMI's production facilities for the IMI Product and to review compliance with USSC's quality systems and procedures. Such review will be conducted against applicable USSC corporate quality control and quality assurance requirements included in the Specifications and shall be conducted not more than twice during any twelve (12) month basis. Any information obtained during such reviews shall be treated confidentially. IMI covenants that it shall cause all third parties which manufacture or assemble the IMI Product to provide USSC with the same inspection and review rights regarding third party production facilities for the IMI Product.

    6.13 The provisions of this Article 6 shall survive termination of this Agreement.

    ARTICLE 7 - INDEMNITY AND INSURANCE

    7.1 In order to distribute between themselves the responsibility for the handling and expense of claims arising out of the manufacture, distribution, sale or use of the IMI Product, the Parties agree as follows:

         (a) IMI shall be liable for and shall indemnify and hold USSC harmless against any liability, damage or loss and from any judgements, awards, claims, actions, suits, proceedings, demands, recoveries or expenses, including, subject to Section 7.2, attorneys fees and expenses, arising out of (i) total or partial IMI Product recalls, or (ii) any actual or alleged defects in materials, workmanship, mechanical design or malfunction of any IMI Products manufactured by IMI, or (iii) any misrepresentation or any breach of any warranty or covenant of IMI hereunder or any default in the observance or performance of any term or provision to be observed or performed by IMI hereunder, (iv) the termination of rights granted to Sales Representatives or termination of third party agreements, pursuant to Section 2.1(c), or (v) the failure of such terminations to be enforced by a court or other governmental tribunal or authority having jurisdiction. Notwithstanding the foregoing, IMI shall have no obligation to indemnify USSC hereunder for liability relating to activities of USSC in any portion of the Territory with respect to which a distributor or Sales Representative has exclusive rights to sell IMI Products which IMI has not terminated.

         (b) Within ten (10) days of the effective date of this Agreement, IMI shall provide USSC with evidence of satisfactory product liability insurance in respect of the IMI Products manufactured, delivered or sold to USSC for death, illness, bodily injury and property damage in a amount not less than Five Million Dollars ($5 million) per occurrence, shall name USSC as an additional insured thereunder, and shall continue to maintain such insurance during the term of this Agreement. Upon USSC's request from time to time, IMI shall provide a certificate of insurance evidencing such coverage.

         (c) Excluding matters for which IMI is responsible under Section 7.1(a), USSC shall be liable for and shall indemnify and hold IMI harmless against any liability, damage or loss and from any judgement, awards, claims, action suits, proceedings, demands, recoveries or expenses, including, subject to Section 7.2, attorneys' fees and expenses, arising out of (i) negligent handling by USSC of the IMI Products; (ii) marketing IMI Products, or making claims with respect to IMI Products, in a manner which violates the Act, (iii) tortious or criminal conduct of USSC personnel in marketing, selling and distributing IMI Products, or (ii) a misrepresentation or breach of any warranty or covenant of USSC hereunder or any default in performance of any term or provision to be observed or performed by USSC hereunder.

         (d) If any lawsuit concerning the IMI Product or the transactions contemplated by this Agreement is brought by or on behalf of a third party against IMI and/or USSC, in such event IMI and USSC shall reasonably consult concerning the handling of such matter. However, this obligation to consult shall not affect the liabilities and obligations imposed by this Section 7.1.


    7.2 Promptly after receipt by a party indemnified pursuant to this Agreement of the commencement of any such claim, demand, action, suit or proceeding (collectively, "Action") against such indemnified party in respect of which indemnity or reimbursement may be sought against the indemnifying party hereunder, such indemnified party shall promptly notify the indemnifying party in writing of the commencement of the Action, but the failure to do so notify the indemnifying party shall not relieve it of any liability which it may have to any such indemnified party unless such a failure substantially prejudices the rights of the indemnifying party hereunder. If any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and to the extent it so desires, jointly with any other indemnifying party similary notified, to control the defense thereof, with counsel reasonably satisfactory to such indemnified party. After notice is given by the indemnifying party to the indemnified party of its election to so assume the defense thereof, the indemnified party may participate in the defense thereof but the indemnifying party shall not be liable to such indemnified party under this Section 7.2 for any legal or other expenses subsequently incurred by such indemnified party in connection with its participation in the defense thereof other than out of pocket costs and expenses of the indemnified party (excluding legal costs and expenses) in connection with assistance rendered to the indemnifying party at the specific request of the indemnifying party.

    7.3 The provisions of this Article 7 shall survive termination of this Agreement.

    ARTICLE 8 - PATENTS; INVENTIONS

    8.1 IMI shall obtain and maintain all Patents, licenses, permits and authorizations involving or related to the manufacturing, packaging, processing, and the like for preparing the IMI Products and for their delivery and sale to USSC. IMI shall keep USSC advised of the status of all such Patents, licenses, permits and authorizations.


    8.2 IMI shall indemnify and hold USSC, its Subsidiaries, Affiliates, and permitted assigns and sublicensees, and all of the directors, officers, employees and agents of any thereof, harmless from and against all claims, demands, actions, damages, costs and expenses, including attorneys fees, resulting from claimed infringement of any patent, trademark or copyright of a third party involving or relating to the manufacture, sale or use of the IMI Products. IMI shall keep USSC advised of the status of all such claims and litigation and shall provide USSC with a copy of all litigation papers received or prepared involving or relating thereto. USSC shall cooperate with IMI in connection with any such Action provided IMI pays USSC's out of pocket expenses in providing such cooperation. USSC shall also have the right in its discretion to join in the defense of any such Action provided that it pays the costs and expenses of its counsel. Insofar as a claimed infringement results in a temporary or permanent injunction affecting USSC's ability to purchase and resell IMI Products, the foregoing indemnity shall include, without limitation, an appropriate refund of the payment made by USSC to IMI pursuant to Article 2. Appropriateness shall take into consideration the duration of injunction, size of the IMI Product market affected by the injunction, and any other relevant factors.


    8.3 Should USSC desire that a claim or Action be brought against third party infringers to enforce Patents, USSC shall so notify IMI. IMI shall have the right to bring such action on its own at its own expense and shall be entitled to all amounts recovered from opposing parties, if any, excluding, subject to the following conditions, any such amounts attributed to USSC's lost profits or other damages directly attributable to losses incurred by USSC. USSC shall be entitled to share in damages attributable to USSC's lost profits or other damages attributable to losses incurred by USSC if and to the extent USSC participates in such action and bears its pro rata share, based on relative damages claimed by IMI and USSC, of the costs and expenses of prosecuting such action. Subject to the foregoing, USSC shall have the right in its discretion to join in any such action provided that it pays the costs and expenses of its counsel. IMI shall keep USSC advised of the status of such claim and litigation and shall provide a copy of all litigation papers received or prepared involving or relating thereto. USSC shall cooperate with IMI in connection with any such action provided IMI pays USSC's out-of-pocket expenses in providing such cooperation.

    8.4 Except to the extent modified by this Article 8, the indemnification notice and procedure provisions of Section 7.2 shall be applicable to Actions covered under this Article 8.

    8.5 The Parties each acknowledge that the other party has developed or acquired methods, processes and apparatus relating to their respective fields of endeavor. Notwithstanding anything in this Agreement to the contrary, each Party shall retain all right and title in and to such methods, processes and apparatus developed for owned on their respective parts prior to or during the term of this Agreement.

    8.6 The provisions of this Article 8 shall survive termination of this Agreement.

    ARTICLE 9 - EXCLUSIVITY AND NON-COMPETE

    9.1 During the term of this Agreement, IMI shall have the right to market and sell IMI Products outside the Territory or, on a co-exclusive basis with USSC, within the U.S.A., but, other than for resale on a non-exclusive basis within the U.S.A. of IMI Products under the IMI name, sales to the Sales Representatives or any other non-manufacturing, similar-sized, local distributor (provided that the total number of such Sales Representatives and distributors, together, does not exceed 15 at any time), IMI shall otherwise not, directly or indirectly, without USSC's prior written consent, in its sole and absolute discretion, (a) market or sell, permit any Sales Representative or other of its distributors or other third parties to market or sell, IMI Products in the Territory.

    9.2 During the first two years of the term of this Agreement or until the earlier termination of this Agreement, unless such earlier termination is pursuant to Section 11.2(h) or is a result of USSC's breach, USSC shall not, directly or indirectly, without IMI's prior written consent, market or sell a
rigid laparoscope of between a [   *   ] diameter that is substantially similar
to IMI's MicroLap-TM- Laparoscope.

    ARTICLE 10 - CONFIDENTIALITY

    10.1 Each Party represents, warrants and covenants that it has not, directly or indirectly, disclosed and agrees that is shall not, directly or indirectly, disclose to any third party or entity either during the term of this
Agreement or for a period of [   *   ] years subsequent to the termination of
this Agreement, (a) any Confidential Information concerning the other Party disclosed in accordance with this Agreement; or (b) the specific terms or conditions of this Agreement except as required by law or legal process in the reasonable opinion of counsel to the disclosing party; provided that prior to any such disclosure with as much prior notice as is reasonably possible and shall not take any action to prevent the other Party from taking any legal action as it deems necessary or desirable to prevent or limit any such disclosure.

    10.2 Notwithstanding Section 10.1, each Party may disclose Confidential Information received pursuant to this Agreement to its directors, officers, employees, consultants, attorneys and accountants provided that such persons and entities are obligated to hold the Confidential Information in confidence. Each Party covenants that it shall exercise the same degree of care with respect to the other Party's Confidential Information as it would its own Confidential Information.

    10.3 Upon termination of this Agreement, each Party shall, upon the request of the other Party, return all documents received by it from the other Party which contain the other Party's Confidential Information or destroy all of such documents and confirm in writing the destruction thereof to the other Party, except that one copy thereof may be retained solely for archival purposes int he files of the counsel for the Party.

    10.4 The provisions of this Article 10 shall survive termination of this Agreement.


[*] Confidential Treatment Requested

    ARTICLE 11 - TERM AND TERMINATION; RIGHT OF NEGOTIATION

    11.1 This Agreement and its term shall remain in full force and effect from the date hereof until terminated pursuant to Section 11.2.

    11.2 This Agreement may be terminated as follows:

         (a) by IMI, in the event that USSC materially fails to purchase in any calendar year the minimum quantities specified in EXHIBIT G of IMI's MicroLap-TM- Laparoscope, upon at least 90 days prior notice of such failure, provided that such notice is delivered to USSC within six months of such failure;

         (b)  [                                                            *


                                        *


*                                                                        ]

         (c) by either Party, in the event the other Party files any petition in a bankruptcy or similar proceeding or, if the other Party has a petition in a bankruptcy or similar proceeding filed against it and such proceeding continues unstayed after forty-five (45) days after the filing thereof;

         (d) by either Party, in the event the other Party becomes insolvent or makes an assignment for the benefit of its creditors;

         (e) by either Party, int he event a Force Majeure Event (defined below) prevents the other Party from performing for more than one hundred and twenty (120) days;

         (f) by either Party, in the event the other Party refuses to perform or shall materially breach or materially fail in the observance or performance of any representation, warranty, covenant or obligation under this Agreement following notice of such refusal, breach or failure; provided, however, that, except for a breach by IMI of the provisions of Article 2, the Party receiving such notice shall have sixty (60) days, or if such breach relates to IMI'S obligations under Article 3, thirty (30) days, after receiving notice to cure the refusal, breach or failure. In the event such refusal, breach or failure is not cured, this Agreement shall then terminate at the end of such sixty (60) or thirty (30) day period, as the case may be. Notwithstanding the foregoing, USSC shall not be deemed in default thereof for


[*] Confidential Treatment Requested
failure to pay any amount to IMI providing it is diligently and in good faith contesting such amount by an action, suit or proceeding;

         (g)  by IMI, in the event that USSC introduces for sale a rigid
laparoscope of between [    *    ] in diameter that is substantially similar to
IMI's MicroLap-TM- laparoscope, whether or not such introduction occurs during or after the two year period specified in Section 9.2; or

         (h) by USSC, for any or no reason, at any time after the first 12 months of the term of this Agreement, upon six (6) months notice.

    11.3 In the event of termination, (i) each Party shall fulfill all obligations existing as of the effective date of termination, including but not limited to supply for all open Purchase Orders and Payment for IMI Product that may be due, and (ii) USSC shall continue to have the right to distribute and/or sell all remaining IMI Product then remaining in its possession or control or to be supplied to USSC under open Purchase Orders until all such IMI Products are delivered by IMI to USSC and resold by USSC; provided that USSC shall not have such rights if termination of this Agreement is due to a breach by USSC of
Section 9.2.

    11.4 IMI hereby grants to USSC, and USSC hereby accepts, the rights set forth herein. During the term of the Agreement if IMI's Board of Directors decides to commence discussions with any party with respect to the sale or other transfer (a "Transaction") of any interest in the IMI Products or in the Patents or Know-How, or in all or substantially all of the assets or voting equity of IMI, or receives an unsolicited offer from a third party with respect to a Transaction, IMI shall promptly notify USSC of the receipt of such offer (but, not necessarily the terms of the offer, or the identify of the third party) and shall, before entering into any agreement with respect thereto, during a sixty
(60) day period in good faith negotiate with USSC concerning such transfer. If at the end of such period the parties are unable to agree upon mutually acceptable terms thereof, IMI shall thereafter have the right to continue or enter into discussions with third parties but may not thereafter enter into any agreement with respect thereto with a third party on terms more favorable to a third party than those offered to or by USSC either during or after such period.


[*] Confidential Treatment Requested

    ARTICLE 12 - FORCE MAJEURE

    12.1 If either Party is prevented from performing any of its obligations hereunder due to any cause which is beyond the non-performing Party's reasonable control, including fire, explosion, floor, or other acts of God; acts, regulations, or laws of any government; war or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carrier (a "Force Majeure Event"), such non-performing Party shall promptly give notice thereof to the other party and shall use its best efforts to cure or correct any such Force Majeure Event and to resume performance of its affected obligations as soon as possible. A party's non-performance due to a Force Majeure Event will be excused only once during any period of 360 consecutive days.

    ARTICLE 13 - LIMITATION ON LIABILITY

    13.1 IMI'S LIABILITY UNDER THE WARRANTY SHALL BE LIMITED TO REPAIR, REPLACEMENT OR A REFUND OF USSC'S CUSTOMER'S PURCHASE PRICE. IN NO EVENT SHALL IMI BE LIABLE TO USSC FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS BY THE CUSTOMER OR FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY. IN ADDITION, IN NO EVENT SHALL IMI BE LIABLE TO USSC, OR USSC LIABLE TO IMI, FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EXCEPT AS SET FORTH UNDER THE PROVISIONS OF ARTICLES 7 AND 8 HEREOF. THIS LIMITATION SHALL REMAIN EFFECTIVE NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSES OF ANY LIMITED REMEDY.

    ARTICLE 14 - MISCELLANEOUS

    14.1 This Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective successors and permitted assigns. Neither party shall transfer or assign this Agreement, in whole or in part, without the prior written consent of the other; except that USSC may, without such consent, assign this Agreement to a Subsidiary or Affiliate of USSC provided USSC remain liable for the performance thereof.

    14.2 All notices, and other communications required or called for under this Agreement shall be in writing, shall be transmitted by overnight U.S. mail, postage prepaid, or by certified or registered U.S. Mail, return receipt requested, postage prepaid or by overnight Federal Express or another nationally recognized courier service (billed to sender) and shall be deemed delivered when received by the Party to whom it is addressed at:

    If to IMI:                    If to USSC:
    Franklin D. Brown             Thomas R. Bremer
    Chief Executive Officer       Senior Vice President and General Counsel
    Imagyn Medical, Inc.               United States Surgical Corporation
    27651 LaPaz Road              150 Glover Avenue
    Laguna Niguel, CA  92656      Norwalk, CT  06856

    14.3 This Agreement supersedes all prior discussions, negotiations, and agreements between the Parties and cannot be altered or amended except by agreement in writing signed by the Parties.

    14.4 No previous course of dealing or performance or usage of trade not specifically set forth in this Agreement shall be admissible to explain, modify or contradict this Agreement. Either Party's failure to require performance by the other of any provisions hereof shall, in no way, be deemed a waiver or affect the right of either Party to require such performance at any time thereafter.

    14.5 This Agreement shall not constitute either Party as an employee, agent, partner or legal representative of the other Party for any purpose, or give either party any right to supervise or direct the functions or the other Party. Neither Party shall have authority to act for or obligate the other Party in any way or to extend any representation or warranty on behalf of the other Party. Each Party agrees to perform under this Agreement solely as an independent contractor and shall not hold itself out as an employee or agent of the other Party in any sense. Each Party agrees not to permit its employees or agents to do anything which might be construed or interpreted as acts of the other Party. Each Party agrees that the other party shall not be responsible for any acts or omissions by it or its directors, officers, employees and agents and shall indemnify and hold harmless the other party from and against all losses, damages, claims, judgments, and costs (excluding attorneys' fees and expenses) claimed or rendered against such other Party on account of acts or omissions by such Party, its directors, officers, employees and agents.

    14.6 Neither party shall originate any publicity, new release or other announcement, written or oral, relating to the specific terms and conditions of this Agreement without the prior written consent of the other Party except as may be necessary in the reasonable opinion of counsel to a Party to comply with applicable law or legal process.

    14.7 If any provisions of this Agreement should be or become fully or partly invalid or unenforceable for any reason whatsoever or violate any applicable law, this Agreement is to be considered divisible as to such provision and such provision is to be deleted from this Agreement, and the remainder of this Agreement shall be deemed valid and binding ad if such provision were not included herein. There shall be substituted for any such provision deemed to be deleted a suitable provision which, as far as legally possible, comes nearest to what the parties desired according to the sense and purpose of this Agreement had this point been considered when concluding this Agreement.


    14.8 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts entered into and to be performed entirely within the State of Delaware without reference to its conflict of laws provisions. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be exclusively settled by arbitration in Chicago, Illinois in accordance with the rules then obtaining of the American Arbitration Association. The parties consent to the jurisdiction of the state and federal courts located in Chicago for all purposes in connection with arbitration and agree that judgment upon any arbitration award may be entered into such court. The parties consent that any process or notice of motion or other application to either of said courts, and any paper in connection with arbitration, may be served by certified mail, return receipt requested or by person service or in such other manner as may be permissible under the rule of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed. The parties further agree that arbitration proceedings must be instituted within two years after the aggreived party knew or reasonably should have known of such claimed breach and that the failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of proceedings in reference to such breach and a waiver of all claims arising from such breach.

    14.9 The Article headings included in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

    14.10 This Agreement may be executed in two counterparts, each of which shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective corporate officers as of the date first above written.

                             IMAGYN MEDICAL, INC.


                             By: /s/ FRANKLIN D. BROWN
                                ----------------------------------
                               Franklin D. Brown
                               Chief Executive Officer



                             UNITED STATES SURGICAL CORPORATION


                             By: /s/ THOMAS R. BREMER
                                ------------------------------------------
                               Thomas R. Bremer
                               Senior Vice President and General Counsel

EXHIBITS

A   Patents and Trademarks
B   Specifications
C   Warranty
D   Sales Representatives and Other Distributors
E   Territory
F   IMI Product Prices
G   Minimum Purchase Levels

                                                      EXHIBIT A

                                PATENTS AND TRADEMARKS


PATENTS:
- --------

[



                                       *



                                                                               ]


TRADEMARKS:
- -----------

MicroLap-TM- Endoscopy System (Pending)
MicroLap-TM- Laparoscope (Pending)
MicroLap-TM- Introducer (Pending)
MicroLap-TM- Graspers (Pending)
MicroLap-TM- Blunt Probe (Pending)
MicroLap-TM- Coupier (Pending)



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                                          28

                                                      EXHIBIT B
                                    SPECIFICATIONS


IMI Products and IMI Product Improvements and packaging containing the same shall be labeled with logos specified from time to time by USSC and with USSC-approved copy; otherwise, existing IMI packaging and boxes will be used, except as the same may be altered pursuant to specifications provided from time to time by USSC.


ML-3000 MicroLap-TM- Laparoscope:
- --------------------------------
Fiber optic, rigid, one price lapraoscope with integral eyepiece

[

           *

                        ]


MI-XXXX [*] Instruments:
- ------------------------
Stainless steel, one piece, reusable surgical instruments with the following configurations: cup grasper, standard grasper, single action atraumatic grasper, double action atraumatic grasper, biopsy punch, scissors, calibrated probe and irrigation/aspiration cannula.

[
           *
                        ]


LI-1500 MicroLap-TM- Intorducer:
- -------------------------------
Single use, sterile introducer

[
           *
                        ]

VS-XXX MicroLap-TM- C-Mount Couplers:
- ------------------------------------
Low mass optical coupler [         *          ]
Low mass optical coupler [         *          ]


VN-1510 [*] Disposable Veress Needle:
- ------------------------------------
Single use, sterile Veress needle

Length:       15 cm


VS-3550 Universal Light Cable, 3.5mm:
- ------------------------------------
3.5mm light cable with the following adapters:  Olympus, Wolf, Storz and ACMI


[*] Confidential Treatment Requested

                                      EXHIBIT C
                                       WARRANTY


MicroLap-TM- Laparoscope:

Warranty shall cover defects in materials or workmanship for the period of [ *
* ] from the date of original purchase. This warranty is contingent upon proper use of the product in the application for which it was intended and does not cover product that were modified without Imagyn's approval or that were subjected by the customer to unusual physical or electrical stress.

EXCEPT FOR THE EXPRESS WARRANTY SET FORTH ABOVE, IMAGYN GRANTS NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE PRODUCT, THEIR FITNESS FOR ANY PURPOSE, THEIR QUALITY, THEIR MERCHANTABILITY, OR OTHERWISE. IMAGYN'S LIABILITY UNDER THE WARRANTY SHALL BE LIMITED TO REPAIR, REPLACEMENT OR A REFUND OF THE PURCHASE PRICE. IN NO EVENT SHALL IMAGYN BY LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS BY THE CUSTOMER OR FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY.


MicroLap-TM- Instruments:

Products shall be free from defects in material and workmanship for a period of
[     *    ] from the date of purchase.  The warranty shall not apply to defects or failures (in whole or part) by; (1) use, handling, operation, maintenance or storage that is not in accordance with manufacturer's instruction or recommendations and standard practice or constitutes negligence or other misuse;
(2) repair of modifications performed by anyone other than manufacturer or a party authorized in writing by manufacturer; (3) use in any manor or procedure other than those for which it is labeled; (4) use by an person other than trained medical personnel under order of a physician. THIS WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESSED, IMPLIED, ORAL OR WRITTEN, INCLUDING (WITHOUT LIMITING THE FOREGOING) ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Customer's exclusive remedy for any breach of this warranty shall be replacement or repair by manufacturer of the defective product. Manufacturer shall not under any circumstances be liable for punitive, special, consequential or incidental damages such as (but not limited to) damage to or loss of other property or equipment, loss of profits or revenues or business, cost of capital, cost of purchase product or replacement goods.


Universal Light Cable and MicroLap-TM- C-Mount Optical Coupler:


[*] Confidential Treatment Requested

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Warranty shall cover defects in materials or workmanship for the period of [ *
* ] from the date of original purchase. This warranty is contingent upon proper use of the product in the application for which it was intended and does not cover product that were modified without Imagyn's approval or that were subjected by the customer to unusual physical or electrical stress.

EXCEPT FOR THE EXPRESS WARRANTY SET FORTH ABOVE, IMAGYN GRANTS NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE PRODUCT, THEIR FITNESS FOR ANY PURPOSE, THEIR QUALITY, THEIR MERCHANTABILITY, OR OTHERWISE. IMAGYN'S LIABILITY UNDER THE WARRANTY SHALL BE LIMITED TO REPAIR, REPLACEMENT OR A REFUND OF THE PURCHASE PRICE. IN NO EVENT SHALL IMAGYN BY LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS BY THE CUSTOMER OR FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY.


[*] Confidential Treatment Requested

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                                      EXHIBIT D
                     SALES REPRESENTATIVES AND OTHER DISTRIBUTORS


SALES REPRESENTATIVES:

[




               *





                               ]


DISTRIBUTORS AND TERMINATION PERIODS:

[      *       ]             90 days following notice


[      *             ]       90 days following notice


[      *       ]             180 days following notice


[      *       ]             90 days following notice


[      *       ]             90 days following notice


[      *       ]             90 days following notice


[      *             ]       March 30, 1996



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                                                            EXHIBIT E
                                      TERRITORY


    The Territory shall include the United States, Japan, Canada, and all countries within the area bounded on the north and west by the Atlantic Ocean, on the south by the Mediterranean Sea, and to the east by the Siberian coastline, including, without limitation, the following: all countries which are members of the European Union, all countries which are within Eastern Europe, all countries which are within the Commonwealth of Independent States, Switzerland, Norway and Turkey.


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                                                             EXHIBIT F
                                  IMI PRODUCT PRICES


ML-3000  MicroLap Laparoscope                         [  *  ]

VS-3550  Universal Light Cable, 3.5mm                 [  *  ]

VS-2350  MicroLap C-Mount Coupler, 3.5mm              [  *  ]

VS-2280  MicroLap C-Mount Coupler, 28mm               [  *  ]

MI-2100  2mm Probe                                    [  *  ]

MI-2100  2mm Grasper                                  [  *  ]

MI-2140  2mm Single Action Atraumatic Grasper         [  *  ]

MI-1800  2mm Double Action Atraumatic Grasper         [  *  ]

MI-2200  2mm Biopsy Punch                             [  *  ]

MI-2300  2mm Scissors                                 [  *  ]

IA-1000  2mm Irrigation/Aspiration Cannula            [  *  ]

VN-1510  15cm Disposable Veress Needle (box of 10)    [  *  ]

LI-1500  MicroLap Introducer (box of 10)              [  *  ]


[*] Confidential Treatment Requested

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                                                      EXHIBIT G

                               MINIMUM PURCHASE LEVELS


For the first full twenty-four calendar months occurring immediately after elimination by IMI of all Sales Representatives' exclusive rights to sell the same, the minimum annual purchase level for the MicroLap-TM- Laparoscope shall
be [     *    ]  For each succeeding twelve calendar months occurring during the next 60 months, the minimum annual purchase level for the MicroLap-TM-Laparoscope shall be equal to [*] of the actual purchase level by USSC of the MicroLap-TM- Laparoscope during the immediately preceding 12 months. The minimum annual purchase for the MicroLap-TM- Laparoscope after the first 60 months shall be set by agreement of the parties or, absent agreement, shall be [*] of the actual purchase by USSC of the MicroLap-TM- laparoscope during the immediately proceeding 12 months.


[*] Confidential Treatment Requested

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